Muzinich & Co., Inc.

Code of Ethics 2009

Statement of General Principles

In recognition of the trust and confidence placed in the Firm by its clients and to stress its belief that its operations are directed to the benefit of its clients, the Firm has developed and adopted the following general principles to guide its supervised persons:

1.	The interests of the clients are paramount and all associated persons of the Firm must conduct themselves in such a manner that the interests of the clients take precedence over all others.
2.

All personal securities transactions by supervised persons of the Firm must be placed in such a way as to avoid any conflict between the interest of the Firm’s clients and the interest of any supervised person of the Firm.

3.	All supervised persons of the Firm must avoid actions or activities that allow personal benefit or profit from their position with regard to the Firm’s clients.
4.	All supervised persons will remain compliant with federal securities laws.
5.	Any potential violations of this Code of Ethics must be promptly reported to the Chief Compliance Officer.

Conflicts of Interest

It is the policy of the Firm that supervised persons should be free from any direct or indirect interest, activity or entity that could possibly conflict with the interests of the Firm or its clients. Underlying this policy are two principles:

•

No supervised person should have, or acquire, any direct or indirect interest, activity or association, which influences or interferes with, or which might or could be thought to interfere with or influence the independent exercise of his judgment in the best interest of the Firm.

•

No supervised person should personally profit, or seek to profit, directly or indirectly, from opportunities or business information that are available to, or obtained by, him as a result of his position with the Firm.

Direct or indirect interests include agency relationships, trusts, corporations, partnerships and interests held by family members.

Prohibited Purchases and Sales of Securities

No access person shall, in connection with the purchase or sale, directly or indirectly:

1.	Employ any device, scheme or artifice to defraud;
2.	Make any untrue statement of a material fact or omit to state a material fact;
3.	Engage in any act, practice or course of business which would operate as a fraud or deceit;

4.	Engage in any manipulative practice; or
5.	Trade ahead of or in conflict with investment recommendations.

It is the policy of the Firm that supervised person avoid the impression or engage in the conduct of late trading or market timing of any mutual fund shares.

Reporting Obligation

A complete report of each access person’s securities holdings is required at the time the person becomes an access person (no later than 10 days after the person becomes an access person) and at least once a year thereafter. The holdings reports must be current as of a date not more than 45 days prior to the individual becoming an access person (initial report) or the date the report is submitted (annual report). Each holdings report must contain, at a minimum:

1.

The title and type of security, and as applicable the exchange ticker symbol or CUSIP number, number of shares, and principal amount of each reportable security in which the access person has any direct or indirect beneficial ownership;

2.	The name of any broker, dealer or bank with which the access person maintains an account in which any securities are held for the access person's direct or indirect benefit; and
3.	The date the access person submits the report.

In addition, quarterly reports are required of all personal securities transactions by access persons, which are due no later than 30 days after the close of the calendar quarter. Each transaction report must contain, at a minimum, the following information about each transaction involving a reportable security in which the access person had, or as a result of the transaction acquired, any direct or indirect beneficial ownership:

1.

The date of the transaction, the title, and as applicable the exchange ticker symbol or CUSIP number, interest rate and maturity date, number of shares, and principal amount of each reportable security involved;

2.	The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);
3.	The price of the security at which the transaction was effected;
4.	The name of the broker, dealer or bank with or through which the transaction was effected; and
5.	The date the access person submits the report.

In the event that no personal securities transactions of Reportable Securities occurred during the quarter, or Reportable Securities were held at the initial or annual holding period, the report should be so noted, and returned, signed and dated. All such required reports must be submitted to the Chief Compliance Officer or designee.

Report forms will be sent to all access persons by the Chief Compliance Officer prior to the end of each quarter and year; initial holding reports will also be provided by the Chief Compliance Officer. The Chief Compliance Officer or designee is responsible for maintaining a file of the quarterly reports of personal trades and annual reports of holdings from access persons. This file will reflect evidence of review by the Chief Compliance Officer. All suspicious patterns identified will be followed-up and results of their analysis will be documented. Any delinquent filers will also be identified and documented and follow-up actions will be taken with these persons in writing.

Transactions effected pursuant to an automatic investment plan will not have to be reported. Access persons are also exempt from reporting securities held in accounts over which the access person had no direct or indirect influence or control. A quarterly transaction report is not required if the report would duplicate information contained in broker trade confirmations or account statements that the Firm holds in its records so long as the Firm receives the confirmations or statements no later than 30 days after the end of the applicable calendar quarter. The Chief Compliance Officer is responsible for assessing that such duplicate records are being received.

Pre-Approval of Trades

Muzinich has a fiduciary duty, which requires employees to act solely for the benefit of clients. With reference to personal trading, unless pre-approved by the Chief Investment Manager or the Chief Compliance Officer, all employees are prohibited from personally transacting in corporate debt, initial public offerings, limited offerings, and shares in 40 Act funds for which the Firm acts as Manager or Sub-Adviser.

Pre-Approval With Exceptions

Employee transactions will be monitored by the Compliance Department to ensure compliance with the pre-approval policy. If approval is not obtained, Muzinich reserves the right to require the employee to close out a position or take such other action as it deems appropriate. Any transaction in privately placed securities also require pre-approval.

If a transaction is requested and not approved by the parties above, employees must not discuss the fact that a particular transaction has been disapproved with other employees or with anyone outside the Firm.

Employees are permitted to invest on margin at levels that are appropriate in relation to the employee’s resources and normal pattern of investing. Employees are permitted to engage in short sales of equity securities.

Pre-Approval is NOT required on the following transactions:

•	Trades in U.S. Government securities and agencies, municipal bonds, investment grade sovereign debt and commodities.

•	Trades in mutual funds, equities, unit investment trusts, real estate investment trusts, indices, index options and futures.

•	Trades in accounts managed by a third party who is not a “connected person”. Connected persons include spouses, cohabitant, children living with the employee, and dependent relatives.

Limited Prohibition of Personal Trading

Employees are prohibited from engaging in personal dealing transactions in the following circumstances:

•	If the security appears on the Firm’s Restricted List.

•

If the employee is in possession material non-public information relating to the security or its issuer; any employee with knowledge of material non-public information should inform the Managing Executive of this fact.

•

If the employee anticipates a price change in the security resulting from a contemplated or pending block transaction in the security or a derivative transaction thereof for another account. This is commonly referred to as FRONT RUNNING.

•	Any transaction by an employee who is aware that the Firm is or may be involved in a transaction, financing or underwriting with respect to the company.

•	Any transaction involving a company that the employee has himself or herself a professional relationship, including commercial relationship groups (affiliates).